UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 25, 2012

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2012, SBA Communications Corporation (“SBA”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBA 2012 Acquisition, LLC, a Delaware limited liability company and indirect, wholly-owned subsidiary of SBA (the “SBA Merger Sub”), TowerCo II Holdings LLC, a Delaware limited liability company (“TowerCo II”), and TowerCo III Holdings LLC (“TowerCo III”), a Delaware limited liability company, in its capacity as the representative of all of the members of TowerCo II (the “Members”) and individually, solely in its role as the Post-Escrow Indemnifying Party (as defined therein). Pursuant to the Merger Agreement, the SBA Merger Sub will merge with and into TowerCo II, and TowerCo II will continue as the surviving limited liability company and an indirect, wholly-owned subsidiary of SBA (the “Merger”). TowerCo II owns approximately 3,250 tower sites in 47 states across the U.S. and Puerto Rico.

The total purchase price to be paid will be (i) $1,200,000,000 in cash (the “Cash Consideration”) and (ii) 4,588,840 newly issued shares of SBA’s Class A common stock (the “Stock Consideration”). The shares issued in the Merger will be subject to certain restrictions on transfer and will have certain registration rights. The Cash Consideration will be paid from a combination of cash on hand, existing credit facilities and up to $900.0 million in financing commitments. The acquisition is expected to close in the fourth quarter of 2012.

The Merger Agreement contains customary representations, warranties and covenants of the parties as well as tower and tower cash flow related representations by TowerCo II. Pursuant to the terms of the Merger Agreement, a portion of the Cash Consideration will be placed into escrow for payment of the indemnification obligations regarding certain working capital adjustments and a portion of the Stock Consideration will be placed into escrow for payment of the indemnification obligations regarding breaches of the representations, warranties and covenants of TowerCo II or the Members’ Representative.

Each party’s obligation to consummate the transaction is subject to customary closing conditions. The Merger Agreement is subject to customary termination provisions and, in addition, may be terminated by SBA or TowerCo II if specified closing conditions have not been fulfilled by December 30, 2012, unless the terminating party is in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement at the time of such termination. TowerCo II may also terminate the Merger Agreement if, at any time from and after September 26, 2012, the Company’s Average Stock Closing Price (as defined in the Merger Agreement), is less than 85% of the Average Stock Price (as defined in the Merger Agreement); provided however, that SBA may elect to increase the cash consideration by such deficit, whereupon TowerCo II’s right to terminate pursuant to this provision will end.

The description of the Merger Agreement is not complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is incorporated by reference. The Stock Consideration was offered to the Members as part of a private placement to accredited investors pursuant to an exemption from registration under Rule 506 of Regulation D under the Securities Act of 1933, as amended. SBA has agreed to register for resale all of the Stock Consideration to be issued to the Members.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by SBA regarding entry into the Merger Agreement is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.2	Agreement and Plan of Merger, dated June 25, 2012, by and among SBA Communications Corporation, SBA 2012 Acquisition, LLC, TowerCo II Holdings LLC and TowerCo III Holdings LLC.*

99.1	Press release issued by SBA Communications Corporation on June 26, 2012.

*	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh Senior Vice President and Chief Financial Officer

Date: June 28, 2012